Amendment No. 2
                                       to
                                    Agreement
                               dated March 6, 1998

          This Amendment No. 2 (the "Amendment"), dated as of June 29, 1998, amends the agreement, dated March 6, 1998 (the "Agreement") and as amended by Amendment No. 1 thereto, dated as of May 20, 1998 ("Amendment No. 1"), among Presidio Capital Corp., a corporation organized in the British Virgin Islands
("Presidio"), American Real Estate Holdings, L.P., a Delaware limited partnership ("AREH") and Olympia Investors, L.P., a Delaware limited partnership ("Olympia"). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to them in the Agreement.

          The parties agree as follows:

          1. The following proviso is hereby added to the end of Section 5 of the Agreement:

         "; provided, however, that AREH shall have no obligation to cause Units of a Partnership to be voted in favor of any proposal otherwise covered by this Section 5 if such proposal (a) is made prior to the first anniversary of the completion of the Offer relating to such Partnership and (b) relates to a transaction or series of related transactions constituting a "roll-up transaction" (within the meaning of Regulation S-K, Item 901), other than a proposal for the conversion of such Partnership into a stand-alone (i.e., not part of another entity or entities), actively traded, real estate investment trust pursuant to
         Section 3(a)(10) of the Securities Act of 1933, where the terms and conditions of the transaction, or series of related transactions, including any related tender offer for Units or any sale or financing of Partnership properties, are approved, after a hearing upon the fairness of such terms and conditions at which all limited partners have the right to appear, by the court in connection with a settlement of the litigation described in Item 4, paragraph 12 of the Schedules 14D-9 filed by HEP 85 and HEP 88 in connection with the Offers for Units of those Partnerships and in Item 4, paragraph 11 of the Schedule 14D-9 filed by HEP 86 in connection with the Offer for Units of HEP 86."

          2. All references in the Agreement and in Amendment No. 1 to "the agreement" or "this agreement" shall hereinafter be deemed to refer to the Agreement as amended by Amendment No. 1 and by this Amendment. Except as expressly amended by Amendment No. 1 and hereby, the Agreement shall remain in full force and effect as originally executed by the parties.



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          3. The provisions of Section 8.3 of the Agreement are  incorporated by reference herein as if fully set forth herein, except that, for purposes of this Amendment, all references to "the agreement" in said Section shall be deemed to refer to this Amendment.

          4. This Amendment may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

                                       PRESIDIO CAPITAL CORP.


                                       By:_____________________
                                            Allan B. Rothschild
                                            Authorized Signatory


                                       OLYMPIA INVESTORS, L.P.

                                       By:  Olympia-GP, Inc.



                                       By:_______________________
                                            Martin L. Hirsch, Vice President



                                       AMERICAN REAL ESTATE HOLDINGS, L.P.

                                       By:  American Property Investors, Inc.



                                       By:_____________________________
                                            Martin L. Hirsch, Vice President